Exhibit 3.158

ARTICLES OF INCORPORATION

OF

RANDALL’S BEVERAGE COMPANY, INC.

The undersigned natural person of the age of eighteen years or more, acting as the sole incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation.

ARTICLE ONE

The name of the corporation is Randall’s Beverage Company, Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are:

To transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act; and

In general, to have and exercise all of the powers conferred by the laws of the State of Texas upon corporations formed under the Texas Business Corporation Act, and to do any and all things hereinbefore set forth to the same extent as natural persons might or could do.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is One Thousand (1,000) shares with No Par Value. All such shares shall be of one class and shall be designated as Common Stock.

No shareholder shall have a preemptive right to acquire any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the corporation.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000), consisting of money paid, labor done, or property actually received.

ARTICLE SIX

The address of its registered office is 3663 Briarpark Drive, Houston, Texas 77042, and the name of its initial registered agent at such address is Janice R. Schilmoeller.

ARTICLE SEVEN

The number of directors constituting the initial Board of Directors is three (3) and the names and addresses of the persons who are to serve as the directors of the corporation until the first annual meeting of the shareholders or until their successors are elected and qualified are:

Name	Address
R. Randall Onstead	3663 Briarpark Drive Houston, Texas 77042

Michael M. Calbert	3663 Briarpark Drive Houston, Texas 77042

Lee E. Straus	3663 Briarpark Drive Houston, Texas 77042

The right of shareholders to cumulative voting in the election of directors is expressly prohibited.

ARTICLE EIGHT

A majority of the Board of Directors of the corporation, including the initial Board of Directors, must have been residents of the State of Texas for not less than one (1) year prior to taking office.

ARTICLE NINE

The name and address of the incorporator is Christopher C. Juban, c/o Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas 77002.

ARTICLE TEN

Unless a Bylaw adopted by the shareholders provides otherwise as to all or some portion of the corporation’s Bylaws, the corporation’s shareholders may amend, repeal or adopt the corporation’s Bylaws even though the Bylaws may also be amended, repealed or adopted by its Board of Directors.

ARTICLE ELEVEN

A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article Eleven does not eliminate or limit the liability of a director to the extern the director is found liable for (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Any repeal or amendment of this Article Eleven by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment. In addition to the circumstances in which the director of the corporation is not liable as set forth in the preceding sentences, the director shall not be liable to the fullest extent permitted by any provisions of the statutes of the State of Texas hereafter enacted that further limit the liability of a director.

IN WITNESS WHEREOF, the undersigned has set his hand this 14 day of April, 1999.

/s/ Christopher C. Juban
Christopher C. Juban, Incorporator